Exhibit 99.1

ERI’s PX Technology Contracted for the Largest Membrane Desalination Plant in China

100,000 m3/Day (26.4 Million Gallons Per Day) Seawater Desalination Plant in Tianjin to Use Energy Recovery Solution

SAN LEANDRO, Calif.--(BUSINESS WIRE)--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination, announced that its PX Pressure Exchanger energy recovery device solution will be installed in one of China’s largest seawater desalination plants to date. Hyflux Ltd. (HYFL.SI) and ERI entered into a first time agreement for the Tianjin project which will provide 100,000 cubic meters per day (m3/day) of potable water to the region.

The Tianjin Dagang Newspring Desalination Plant will be located along China’s north eastern border in a coastal city near the capital city of Beijing. The plant, considered to be the largest in the country, will produce 100,000 m3/day (26.4 million gallons per day) of fresh water for domestic and industrial use. The build-own-operate project will supply approximately 10% of the city’s daily water consumption. Project completion is scheduled for late 2008. The project is designed with 144 PX-220 Pressure Exchanger energy recovery devices to reduce energy and lifecycle costs. These devices will save the project an estimated 8.6 mega-Watts of energy.

ERI has focused on the Chinese desalination market since 2002 with the goal of providing affordable water solutions to a country that has a growing population and an increased demand for water. Their first large desalination installation at the Dalian Petrochemical complex started up in 2003. ERI has a regional sales and technical center located in Shanghai, China.

“In China, and particularly in some of the big coastal cities, the shortage of traditional water resources has made desalination a necessary choice. This is the first large membrane desalination project of many that are already planned and approved in the government’s five-year-plan,” stated Borja Blanco, ERI Vice President and GM of the Mega Projects Division.

Note on Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding the timing of plant construction, availability of financing for new desalination plant construction, and the timing of obtaining various government approvals. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, cyclical nature of seawater reverse osmosis plants, delays or postponements in the construction of desalination plants, the ability of our customers to obtain other key components of a plant, delays in governmental approvals, changes in customers’ budgets for desalination plans and the timing of their purchasing decision, and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings, including its Form 424(b)4 Prospectus filed on July 2, 2008, and in particular, the risk factor sections of such filings.

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean.

As the demand for clean, potable water increases, ERI is poised to face the global challenges ahead. For more information on ERI and PX technology, please visit our web site at www.energyrecovery.com.

CONTACT:
Energy Recovery Inc.
Audrey Bold, +1-510-483-7370